Exhibit 11.1


                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands Except Per Share Amounts)


                                                                      Fully
                                                          Primary   Diluted (1)

Year ended December 31, 1996

Weighted average shares outstanding....................      10,096
Effect of dilutive common stock equivalents(1).........          --     N/A
                                                           --------
Weighted average shares outstanding for EPS purposes...      10,096
Net loss...............................................    $(42,267)
                                                           --------
Net loss per share (2).................................    $  (4.19)
                                                           ========

(1) As of December 31, 1996, options to purchase 1,464,377 shares of common stock were outstanding.

As the Company had a net loss for the year ended December 31, 1996, the fully diluted earnings per share is not applicable.